Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1 of our report dated October 13, 2023, except for Notes 1, 2, 10 and 11 for which the date is January 26, 2024, relating to the consolidated financial statements of Cuprina Holdings (Cayman) Limited as of December 31, 2022 and 2021 and the years then ended, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Kreit & Chiu CPA LLP

Los Angeles, California

March 7, 2024